ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-CIBC15.

In accordance with Section 11.09 of the Pooling and Servicing Agreement, (the “Agreement”) dated June 20, 2006, executed by and between J.P. Morgan Chase Commercial Mortgage Securities Corp. (as “Depositor”), Wells Fargo Bank, National Association (as “Master Servicer“), J.E. Robert Company, Inc. (as “Special Servicer”), and LaSalle Bank National Association (as "Trustee" and “Paying Agent"), as authorized officer of the Master Servicer I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Wells Fargo Bank, National Association
“Master Servicer"

/s/ James B. Scanlon

James B. Scanlon
Vice President
Wells Fargo Bank National Association

March 2007 -751